Exhibit 99.1

Media:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports First Quarter 2005 Results

MARIETTA, Ga., May 4, 2005.  Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for first quarter 2005 of $24.7 million or $(0.12) per share, based upon 198.6 million shares.  Results for the quarter compare to a first quarter 2004 net loss of $12.4 million, or $(0.06) per share, based upon 198.4 million shares.

First quarter results were impacted by continued inflation for key production inputs and services.  These higher costs were partially offset by increased carton sales to North American markets, year over year productivity improvements, ongoing cost cutting initiatives and higher containerboard pricing.  Due to seasonality in its core packaging business, the Company’s first quarter results normally reflect relatively lower sales and higher working capital levels in preparation for the spring and summer high season.

“Similar to the last couple of quarters, higher costs for key inputs like energy, fiber and chemicals squeezed our margins,” said Stephen M. Humphrey, President and Chief Executive Officer.  “Unfortunately, we expect higher costs to continue to negatively impact results over the remainder of 2005.”

“Beginning in the second quarter, however, we expect to realize a greater level of contractual price increases with our customers, primarily related to our board and resin cost pass-throughs.  We also continue to combat inflation through productivity improvements and ongoing cost cutting initiatives. Our beverage manufacturing initiative is now paying off as we recognized improved converting performance when comparing against the first quarter of last year. The improvement is largely attributable to our two new Perry, GA converting presses, which are now running at full capacity.”

“Our longer-term, top line growth strategy also progressed in the quarter as we launched a number of new packages to support the innovation and marketing efforts of our customers.   On the beverage side, for example, we introduced two new basket carrier designs for Anheuser-Busch’s “B to the E” enhanced beer brand.  In addition, our Fridge Vendor® package is now making major inroads into the PET bottle market.  This is an extremely high growth market for us as our revenues for this relatively new segment were up approximately 160 percent in Q1 2005 from a small base in Q1 2004.  On the food and consumer products side, Quaker restaged their Instant Quaker Oats in our Composipac® Z-flute carton.  This innovative, patented carton has improved Quaker’s point of sale impact by sharpening package graphics and by providing additional strength to protect the carton through the distribution chain.”

Net sales increased 1.2% to $583.0 million during first quarter 2005, compared to first quarter 2004 net sales of $575.9 million.  Attached is supplemental data showing net sales and net tons sold for the most recent quarter and the four quarters of 2004.  When comparing against the prior year first quarter, net sales in the first quarter of 2005 were impacted by:

•                  A 1.9% increase in North American carton sales, despite lower pricing.  The increase was driven by higher volumes in both the beverage and the food and consumer product markets.  The increase in domestic carton sales, however, was partially offset by a year over year first quarter decline in both international volumes and domestic open market rollstock sales;

•                  Increased containerboard sales of $5.4 million or 29.0%, due to improved pricing for medium and linerboard;

•                  A positive contribution of $4.3 million due to favorable foreign currency exchange rates.  The Company’s total international sales were $96.9 million or approximately 16.6% of total sales for first quarter 2005.

Income from operations for first quarter 2005 was $12.3 million, compared to first quarter 2004 income from operations of $26.7 million.  Inflationary pressures had a significant negative impact on first quarter results:

•                  Fiber, board and corrugated costs were approximately $7.1 million higher than the prior year first quarter;

•                  Labor and benefit costs were approximately $4.7 million higher than the prior year first quarter;

•                  Chemicals, coatings and resins were approximately $3.3 million higher than the prior year first quarter;

•                  Freight costs were approximately $2.2 million higher than the prior year first quarter;

•                  Energy costs, primarily natural gas and purchased electricity, were approximately $1.9 million higher than the prior year first quarter;

•                  Approximately $1.4 million of expense related to Sarbanes-Oxley requirements.

Income from operations was also impacted by:

•                  An approximate $2.3 million of costs related to a December 2004 freeze event impacting both the Macon, GA and West Monroe, LA mills.  The cost is primarily a result of unplanned downtime of turbine generators and paper machines;

•                  An approximate $8.9 million reduction in operating costs as a result of ongoing continuous improvement programs;

•                  Depreciation and amortization expense for the quarter of $52.4 million compared to $57.5 million in first quarter 2004.  The decrease is the result of lower amortization of intangibles related to the August 2003 merger between Riverwood Holding, Inc. and Graphic Packaging International Corporation.

Net interest expense was $37.1 million for first quarter 2005, as compared to net interest expense of $37.9 million for first quarter 2004.

During the first quarter of 2005, the Company’s total debt increased by $73.7 million to $2,098.9 million, as compared to $2,025.2 million at year-end 2004.  The increase was a result of seasonal factors, including semi-annual interest payments related to the Company’s fixed rate bonds.  Total debt was $119.6 million lower than the first quarter 2004 debt balance of $2,218.5 million.

The Company incurred minimal income tax expense in the first quarter 2005.  The Company has a $1.3 billion net operating loss that is available to shelter future taxable income in the United States, subject to certain limitations as described in the Company’s filings with the SEC.

Capital expenditures for first quarter 2005 were $33.3 million. Approximately $9.5 million of capital expenditures were related to the food and consumer products sheet-fed manufacturing initiative, part of the Company’s ongoing manufacturing rationalization.  Expenditures on the sheet-fed initiative now total approximately $19.3 million of the total projected expenditure of approximately $26 million during the 2004-2005 period.

EBITDA for first quarter 2005 was $64.7 million versus $84.2 million for first quarter 2004.  Credit Agreement EBITDA for first quarter 2005 was $75.1 million, versus $95.6 million for first quarter 2004.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a non-GAAP financial measure used to determine compliance with certain covenants thereunder.  Credit Agreement EBITDA should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity.  Borrowings under the Credit Agreement are a key source of the Company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA to Net Income is attached to this release.

Graphic Packaging Corporation intends to file its Form 10-Q Report for the period ended March 31, 2005 by May 10, 2005 which will provide additional information regarding results for the period.  In addition, the Company will host a conference call at 10:00 am (EDT) on Thursday, May 5, 2005 to discuss the results of the quarter.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call.  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations related to the impact of inflation on its business, its ability to realize price increases and projected capital expenditures included in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategies, continuing pressure for lower cost products, increases and volatility in raw materials and energy costs, rising labor costs, our ability to pass these increased costs on to our customers, unfavorable currency translation movements and other risks of conducting business internationally, and the impact of  regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and Equivalents	$8.3	$7.3
Receivables, Less Allowance for Doubtful Accounts of $1.4 and $1.8 at March 31, 2005 and December 31, 2004, respectively	239.7	214.9
Inventories	307.6	301.2
Prepaid Expenses	24.7	14.9

Total Current Assets	580.3	538.3
Property, Plant and Equipment, Net of Accumulated Depreciation of $1,119.6 and $1,078.7 at March 31, 2005 and December 31, 2004, respectively	1,632.6	1,649.0
Goodwill	643.4	643.4
Intangible Assets, Net of Accumulated Amortization of $68.3 and $65.1 at March 31, 2005 and December 31, 2004, respectively	163.8	166.6
Other Assets	112.6	114.0

Total Assets	$3,132.7	$3,111.3

LIABILITIES
Current Liabilities:
Short-Term Debt	$13.7	$14.2
Accounts Payable and Other Accrued Liabilities	355.9	401.8
Total Current Liabilities	369.6	416.0

Long Term Debt, Less Current Portion	2,085.2	2,011.0
Other Noncurrent Liabilities	234.1	227.7
Total Liabilities	2,688.9	2,654.7

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $0.01 per share; 500,000,000 shares authorized; 198,602,294 and 198,586,108 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	2.0	2.0
Capital in Excess of Par Value	1,169.4	1,169.2
Unearned Compensation	(0.4)	(0.4)
Accumulated Deficit	(664.5)	(639.8)
Minimum Pension Liability Adjustment	(65.2)	(65.2)
Accumulated Derivative Instruments Gain (Loss)	7.4	(9.0)
Cumulative Currency Translation Adjustment	(4.9)	(0.2)
Total Shareholders’ Equity	443.8	456.6
Total Liabilities and Shareholders’ Equity	$3,132.7	$3,111.3

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004

Net Sales	$583.0	$575.9
Cost of Sales	515.8	486.9
Selling, General and Administrative	47.7	48.2
Research, Development and Engineering	2.3	2.4
Other Expense, Net	4.9	11.7
Income from Operations	12.3	26.7
Interest Income	0.1	0.1
Interest Expense	(37.2)	(38.0)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(24.8)	(11.2)
Income Tax Expense	—	(1.5)
Equity in Net Earnings of Affiliates	0.1	0.3
Net Loss	$(24.7)	$(12.4)

Loss Per Share - Basic	$(0.12)	$(0.06)
Loss Per Share - Diluted	$(0.12)	$(0.06)

Weighted Average Number of Shares Outstanding - Basic	198.6	198.4
Weighted Average Number of Shares Outstanding - Diluted	198.6	198.4

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(24.7)	$(12.4)
Noncash Items Included in Net Loss:
Depreciation and Amortization	52.4	57.5
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	7.0	6.5
Equity in Net Earnings of Affiliates, Net of Dividends	0.9	0.7
Amortization of Deferred Debt Issuance Costs	2.0	2.1
Loss on Retirement of Assets	0.7	3.0
Other, Net	1.5	0.1
Changes in Operating Assets & Liabilities:
Receivables	(27.3)	(35.0)
Inventories	(9.8)	(3.7)
Prepaid Expenses	—	1.6
Accounts Payable and Other Accrued Liabilities	(41.2)	(42.5)
Other Noncurrent Liabilities	2.9	0.1
Net Cash Used in Operating Activities	(35.6)	(22.0)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(33.3)	(45.0)
Change in Other Assets	(4.4)	(3.9)
Net Cash Used in Investing Activities	(37.7)	(48.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	161.7	176.8
Payments on Revolving Credit Facilities	(88.1)	(112.8)
Payments on Debt	(0.4)	(0.3)
Other	1.3	—
Issuance of Common Stock	—	0.2
Net Cash Provided by Financing Activities	74.5	63.9
Effect of Exchange Rate Changes on Cash	(0.2)	—

Net Increase (Decrease) in Cash and Equivalents	1.0	(7.0)
Cash and Equivalents at Beginning of Period	7.3	17.5
Cash and Equivalents at End of Period	$8.3	$10.5

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of its performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended
	March 31,	March 31,
	2005	2004
Net Loss	$(24.7)	$(12.4)
Add (Subtract):
Income Tax Expense	—	1.5
Equity in Net Earnings of Affiliates	(0.1)	(0.3)
Interest Expense, Net	37.1	37.9
Depreciation and Amortization	52.4	57.5

EBITDA	64.7	84.2

Credit Agreement Adjustments (A)	10.4	11.4

Credit Agreement EBITDA (B)	$75.1	$95.6

Notes:

(A) Credit agreement adjustments include non-cash charges for pension, postretirement and postemployment benefits, write-down of assets, and merger related expenses deducted in determining net income and dividends from equity investments.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

GRAPHIC PACKAGING CORPORATION

Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2004
Net Tons Sold (000’s):
Paperboard Packaging	457.2	483.4	489.7	456.8
Containerboard	58.1	61.8	64.4	64.6
Total	515.3	545.2	554.1	521.4

Net Sales ($Millions):
Paperboard Packaging	$557.3	$583.9	$590.7	$559.3
Containerboard	18.6	22.4	26.5	27.8
Total	$575.9	$606.3	$617.2	$587.1

2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2
Containerboard	55.1
Total	507.3

Net Sales ($Millions):
Paperboard Packaging	$559.0
Containerboard	24.0
Total	$583.0